FOR IMMEDIATE RELEASE

ROMA FINANCIAL AND STERLING BANKS JOINTLY ANNOUNCE MERGER AGREEMENT

ROBBINSVILLE, NJ and MOUNT LAUREL, NJ – March 18, 2010 – Roma Financial Corporation (NASDAQ: ROMA), the holding company of Roma Bank, and Sterling Banks, Inc. (NASDAQ: STBK), the holding company for Sterling Bank, jointly announced today that their Boards of Directors have approved an Agreement and Plan of Merger providing for Sterling to merge with and into a subsidiary of Roma Financial in exchange for a cash payment to Sterling shareholders. Under the terms of the merger agreement, which has been approved by the boards of directors of both companies, Roma Financial will acquire all of the outstanding shares of Sterling for a total purchase price of approximately $14.7 million in cash, or $2.52 per share for each share of Sterling common stock outstanding.    The transaction is subject to receipt of all required banking regulatory approvals, Sterling stockholder approval and certain financial and other contingencies.

Peter A. Inverso, President and Chief Executive Officer of Roma Financial Corporation commented, “We believe that our shareholders recognize the commitment of Roma Bank to our community banking philosophy.  This is an opportunity to expand our geographic reach into attractive markets and acquire a community bank franchise with minimum impact on our capital and early earnings accretion.  This acquisition allows us to expand our market presence in Burlington County and enter Camden County.  We look forward to servicing Sterling’s loyal customers with the same customer centric focus that distinguishes Roma in our dealings with our customers, and are excited to add Sterling’s 10 branch network and its employees to our existing franchise.”

“We are pleased to be able to partner with Roma Financial and Roma Bank.   Both companies have earned a great reputation in the market in Central and Southern New Jersey.  The combination of talent, locations and increased presence in the market will enable us to better serve our customers,” noted Robert H. King, President and CEO of Sterling.
Financial highlights include:

 Ø  The pro forma institution is projected to have $1.7 billion in assets and $1.3 billion in deposits.
➢	The transaction is expected to be accretive to Roma’s earnings in the first full year of operations.
➢	The projected dilution to tangible book value is less than 2% and the projected tangible book value work back is less than 3 years.
➢	Roma expects to be able to utilize a large portion of Sterling’s deferred tax asset.

    Sterling Bank will merge with and into Roma Bank, with Roma Bank as the surviving bank.  Roma will appoint one of Sterling’s directors to its Board of Directors, and Robert H. King, President and CEO of Sterling, will join
Roma Bank as a senior officer.  It is expected that the merger will be consummated in the third quarter of 2010.

The transaction is subject to certain conditions, including requisite regulatory approval, the approval of Sterling’s stockholders, and Sterling maintaining its financial condition though the closing such that Sterling’s nonperforming assets, inclusive of troubled debt restructurings, do not exceed $30.0 million  for the period from January 1, 2010 through the Closing Date, and Sterling’s tangible common equity capital being not less than $9.9 million on the Closing Date. At December 31, 2009, Sterling’s tangible common equity was $15.0 million, and its non-performing assets, inclusive of troubled debt restructurings, were $23.9 million.

Sterling Banks, Inc. is the holding company of Sterling Bank, a community bank headquartered in Mount Laurel, New Jersey.  Sterling Bank's 10 offices are located in Burlington and Camden Counties in New Jersey.  The common stock of Sterling Banks, Inc. is traded on NASDAQ under the symbol "STBK".  For additional information about Sterling Bank visit our website at http://www.sterlingnj.com.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 89 years with a complete line of financial products and services.  Roma Bank has 14 branch locations in Mercer, Burlington and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com

FinPro served as financial advisor to Roma and Malizia Spidi & Fisch, PC was Roma’s legal counsel in the transaction.  Sterling’s financial advisor was Griffin Financial, and its legal counsel was Stevens & Lee.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning Sterling and Roma.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. Sterling and Roma do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

In connection with the merger, Sterling will file a proxy statement with the Securities and Exchange Commission to be distributed to the stockholders of Sterling.  Stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Sterling and Roma, free of charge from the SEC’s website (www.sec.gov), by contacting Sterling Banks, Attention: Robert H. King, telephone 856-273-5900.  Sterling and its directors, executive officers, and certain other members of management and employees may be soliciting proxies from Sterling’s stockholders in favor of the transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Sterling stockholders in connection with the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.  You can find information about Sterling’s executive officers and directors in its most recent proxy statement filed with the SEC, which is available at the SEC’s website (www.sec.gov).  You can also obtain free copies of these documents from Sterling using the contact information above.

CONTACTS:         Roma Financial Corporation
Peter A. Inverso                                        Sharon Lamont
President and Chief                                  Chief Financial Officer
Executive Officer                                   609 223 8300
609 223 8300

CONTACTS:        Sterling Banks, Inc.
Robert H. King                                           R. Scott Horner
President                                                     Executive Vice President
856 273 5900                                               856 273 5900
rking@sterlingnj.com                               shorner@sterlingnj.com